Note: Certain identified information (marked with [^^^]) has been excluded from this exhibit because it is both not material and is the type that the Federal Home Loan Bank of Boston treats as private or confidential.

FEDERAL HOME LOAN BANK OF BOSTON

2022 EXECUTIVE INCENTIVE PLAN

Purpose:

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2022 Strategic Business Plan;
•provide a total rewards package that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and
•facilitate the retention and commitment of corporate officers or a select group of management or highly compensated employees.

Guiding Principles:

The 2022 EIP is intended to:

•Reflect a reasonable assessment of the Bank’s financial situation and prospects while rewarding achievement of the Bank’s financial plan and strategic objectives as spelled out in the Bank’s 2022 Strategic Business Plan.
•Reinforce and reward the Bank’s commitment to conservative, prudent, sound risk management practices and preservation of the par value of the Bank’s capital stock.
•Tie a significant percentage of incentive awards to the long-term financial condition and performance of the Bank.
•Recognize the importance of individual performance through metrics linked to the Bank’s strategic goals and/or objectives of the participant’s principal functions and independent of the areas that they monitor.

Incentive Goals for Participants Outside Enterprise Risk Management:

The incentive goals for all participants, with the exception of those participants in Enterprise Risk Management, are summarized in the following table with more detail in Appendix A. Levels of achievement for the Pre-Assessment Core Return on Capital Stock goal have been rounded. Year-end results will be rounded for award calculations.

Goal	Weight			Threshold	Target	Excess
	Pres.	Tier I	Tiers II & III
Pre-assessment Core Return on Capital Stock, subject to risk limits	35%	35%	35%	6.82%, as adjusted for interest rates[1]	7.57%, as adjusted for interest rates[1]	9.09%, as adjusted for interest rates[1]
Insurance Member Average Advances	20%	20%	20%	$4.43 billion	$4.65 billion	$4.80 billion
Member Product Utilization (Sum of member utilizations of key product categories)	15%	15%	15%	359	377	396
Operational Efficiency	20%	20%	20%	2022 Core Operating Expenses do not exceed the 2022 Core Operating Expense Budget approved by the board of directors.	2022 Core Operating Expenses do not exceed 97.0% of the 2022 Core Operating Expense Budget approved by the board of directors.	2022 Core Operating Expenses do not exceed 93.0% of the 2022 Core Operating Expense Budget approved by the board of directors.
Diversity, Equity & Inclusion Goal	10%	10%	10%		Senior Leaders must have an approved and documented experience or business result in either the internal or external dimension of the Bank’s DE&I strategic plan by 10/31/22

1     Each of the performance levels will be adjusted up/(down) by 2.0 basis point for every basis point by which the average daily federal funds rate is greater than/ (less than) the 0.50% rate assumed in the 2022 Rebaseline Forecast.

Incentive Goals for Participants from Enterprise Risk Management:

Incentive goals for Enterprise Risk Management participants in Tiers I, II and III are summarized in the following table with more detail in Appendix A. Year-end results will be rounded for award calculations.

Goal	Weight		Threshold	Target	Excess
	Tier I	Tiers II & III
Bank wide ERM initiatives	25%	30%	As documented in Appendix A	As documented in Appendix A	As documented in Appendix A
Pre-assessment Core Return on Capital Stock, subject to risk limits	20%	20%	6.82%, as adjusted for interest rates[1]	7.57%, as adjusted for interest rates[1]	9.09%, as adjusted for interest rates[1]
Clearance of 2021 Safety & Soundness Report of Examination Matters Requiring Attention (MRAs) and recommendations	15%	15%	Clear all MRAs and [^^^] of [^^^] recommendations	Clear all MRAs and recommendations	Target plus receive an upgrade in at least [^^^] CAMELSO component
Operational Efficiency	20%	15%	2022 Core Operating Expenses do not exceed the 2022 Core Operating Expense Budget approved by the board of directors.	2022 Core Operating Expenses do not exceed 97.0% of the 2022 Core Operating Expense Budget approved by the board of directors.	2022 Core Operating Expenses do not exceed 93.0% of the 2022 Core Operating Expense Budget approved by the board of directors.
Member Product Utilization (Sum of member utilizations of key product categories)	10%	10%	359	377	396
Diversity, Equity & Inclusion Goal	10%	10%		Senior Leaders must have an approved and documented experience or business result in either the internal or external dimension of the Bank’s DE&I strategic plan by 10/31/22
1     Each of the performance levels will be adjusted up/(down) by 2.0 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 0.50% rate assumed in the 2022 Rebaseline Forecast.

Incentive Opportunity:

Eligible participants will be assigned an incentive award opportunity that is expressed as a percentage of the incumbent’s 2022 base salary at year-end, as illustrated in the chart below.

	Incentive Opportunity as a Percent of Base Salary[1]
	Threshold	Target	Excess
President	50.00%	75.00%	100.00%
COO & CFO Tier	36.00%	60.00%	84.00%
Tier I	30.00%	50.00%	70.00%
Tier II	17.50%	35.00%	52.50%
Tier III	12.50%	25.00%	37.50%

Goal achievement and individual awards for the goals on pages two and three will be calculated at the conclusion of 2022 based on results as of December 31, 2022. Participants in the President and Tier I will be eligible to receive fifty (50) percent of such award in a cash payment, participants in Tier II will be eligible to receive sixty (60) percent of such award in a cash payment, subject to the final approval of the board of directors and the review of the Federal Housing Finance Agency (FHFA), if required, between March 1 and March 15, 2023. The remaining portion will be treated as a deferred award. Except as otherwise described under EIP Administration, the participant must be employed by the Bank on the date of payment of the award to receive the award.

Deferred Award Payable after Year-End 2024:

Equal to the remaining deferred portion of the 2022 award multiplied by (1 + the cumulative 3-year Pre-assessment Core Return on Capital Stock as measured between January 1, 2022, and December 31, 2024). The Pre-assessment Core Return on Capital Stock will be measured as the total Pre-assessment Core Net Income earned between January 1, 2022, and December 31, 2024, divided by the daily average capital stock including mandatorily redeemable capital stock outstanding between January 1, 2022, and December 31, 2024.

In addition, the following conditions must be satisfied for participants to receive the deferred award

•The participant is in employment with the Bank on the payment date or otherwise meets employment-related requirements described below in EIP Administration, and
•Subject to the discretion of the board of directors, the deferred award calculated above may be reduced (but not to a number that is less than zero) for all participants or for an individual participant, as applicable, if, during calendar years 2023 and/or 2024, any of the following occur such that if it had occurred prior to the year-end 2022 calculations, it would have negatively impacted the goal results and reduced the associated payout calculation:
◦operational errors or omissions resulting in material revisions to (A) the 2022 financial results, (B) information submitted to FHFA supporting the goal results or payout calculation, or (C) other data used to determine the combined award at year-end 2022;
◦submission of significant information to the SEC, Office of Finance and/or FHFA materially beyond any deadline or applicable grace period, other than late submissions that are caused by acts of God or other events beyond the reasonable control of the participants; or
◦failure by the Bank to make sufficient progress, as determined by the FHFA, in the timely remediation of examination and other supervisory findings relevant to the goal results or payout calculation.
1 Maximum incentive payable in March of any year equals 100% of the plan year base salary.

•All deferred award payouts shall be subject to the final approval of the board of directors and review and non-objection by the FHFA (to the extent required by FHFA).

Eligible Participants:

The Executive Incentive Plan is intended to be an integral component of the Bank’s Total Reward Philosophy. All Corporate Officers are eligible to participate in the 2022 Executive Incentive Plan, at participation tier levels, and subject to any limitations on participation, as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

Other members of management or highly compensated employees (i.e., non-Corporate Officers) may also be selected for participation in the 2022 Executive Incentive Plan: (i) by the Committee, for participation in Tiers I and II, or (ii) by the President and CEO, for participation in Tier III. Any such participation shall be subject to any limitations as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

EIP Administration:

The EIP is administered by the Human Resources and Compensation Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP, and to adjust it for extraordinary circumstances without the consent of any EIP participant. Extraordinary circumstances may include, without limitation, changes in business strategy, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, net income significantly above or below the level projected in the Bank’s Strategic Business Plan, or significant regulatory or other changes impacting the Bank or Bank System. The Committee shall not make adjustments for extraordinary circumstances that include changes to goals, weights, or levels of achievement (other than adjustments that reduce payout amounts) without re-submission to FHFA.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant but will not amend the EIP without re-submission to FHFA (other than an amendment that reduces payout amounts).

The Bank’s President and Chief Executive Officer will determine participation in the EIP with the concurrence of the Committee.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee following the end of the plan years and following the non-objection of the FHFA (to the extent required by the FHFA).

Participants must receive a performance rating of “Meets Expectations” or better for 2022 in order to be eligible to receive an EIP payout.

Any individual hired into an eligible position during 2022 who is granted an award shall have any such incentive award prorated based on actual base salary paid during the plan year providing he/she has served a minimum of three months in that role in 2022 and otherwise satisfies the EIP’s requirements.

If an individual becomes a participant of the EIP during the plan year, e.g. due to a job change or promotion, then any EIP award will be prorated based on days in the EIP, provided he/she serves a minimum of three months in the EIP and otherwise satisfies the plan's requirements.

Except as described below, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the applicable award payment date will not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, at their sole discretion and subject to review of the FHFA, if required2.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to the March 2023 current award payment date, or who terminate employment prior to the current award payment date and are eligible to retire3 from employment with the Bank may receive a pro rata payment of the current incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion and subject to the review of the FHFA, if required, based on the days of completed service as an EIP participant during 2022. To be eligible, the participant must complete at least six months of service in 2022 and otherwise satisfy the EIP’s requirements. A minimum of six months' advanced notice to the Bank will be required, and it must be determined that there has been an effective transition of responsibilities leading to the retirement date.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to the 2022 deferred award payment date in March 2025, or who terminate employment prior to the deferred award payment date and are eligible to retire3 from employment with the Bank, may become eligible to receive a payment of the deferred award. Participants who die, become disabled, or retire3 (and meet the eligibility requirements described above) during 2022 may be eligible to receive a pro rata payment of the deferred award as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion, and subject to review of the FHFA, if required.

Awards granted to terminated (who met retirement criteria3) or disabled participants or beneficiaries of deceased participants will be paid at the same time as awards to all active participants. Beneficiary means the participant’s (i) surviving spouse; or (ii) duly appointed and qualified executor or personal representative or estate. The Administrator may permit participants to designate other persons as beneficiaries, but no designation of a beneficiary shall be effective unless made in accordance with the procedure specified by the Administrator and actually received by the Administrator prior to the participant’s death.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

2 Where the EIP refers to the participant's termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder.
3 Eligibility to retire is defined as employees who are i) eligible for normal retirement as defined in the Pentegra Defined Benefit Plan for Financial Institutions or ii) meet the Rule of 70 as defined in the Pentegra Defined Benefit Plan for Financial Institutions, including credited service in the FHLB system, but excluding any other credited service at another Pentegra participating employer.

Appendix A - Goal Definitions

Pre-assessment Core Return on Capital Stock:

The metric for this goal is defined below. The required performance level for Target is based on the 2022 Strategic Business Plan Base Case projection.

To account for the expected sensitivity of Pre-Assessment Core Return on Capital Stock to changes in interest rates, the required performance levels for Threshold, Target and Excess for 2022 will be adjusted upward or downward by 2.0 basis point for every basis point by which the average daily federal funds rate deviates from the 0.50% assumed in the Rebaselined 2022 forecast for the 2022 Business Plan.

Achievement of the goal is subject to compliance with the Bank’s Market Value of Equity to Par Stock ratio and Duration of Equity4 limits for at least 10 of the 12 months of the year. If this requirement is not met, the board of directors may use its discretion to reduce or eliminate payouts for this goal of the EIP.

Pre - assessment Core Return on Capital Stock =

Pre - assessment Core Net Income
Average Daily Outstanding Balance of Capital Stock
including Mandatorily Redeemable Capital Stock

Pre - assessment Core Net Income =

Net Income —
Prepayment Fees + Historical Prepayment Fee Amortization
+Debt Retirement Costs — Historical Debt Retirement Cost Amortization
—Net Fair Value Adjustments
+Imputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities
+AHP Expense + Subsidy Program Expense — PLMBS Litigation Income
+Interest Expense on Mandatorily Redeemable Capital Stock
— Excise Tax Refund Budger Offset

Net Income = 2022 net income reported in accordance with accounting principles generally accepted in the United States of America (GAAP).

Prepayment Fees = Fee income resulting from the exercise of prepayment options on financial instruments, net of hedge unwind gain/loss.

Historical Prepayment Fee Amortization = the current-period, straight-line amortization of all historical prepayment fees (whether recognized at time of prepayment or as a yield adjustment on a modified loan) over the remaining original lives of the prepaid assets.

Debt Retirement Costs = Losses incurred under GAAP when outstanding debt is purchased for retirement, net of hedge unwind gain/loss.

4 Duration of Equity modeled using interest rate simulations not constrained to a lower bound of zero.

Historical Debt Retirement Cost Amortization = the current-period, straight-line amortization of all historical debt retirement costs over the remaining original lives of the retired liabilities.

Net Fair Value Adjustments = the net unrealized gains and losses as recognized under GAAP attributable to derivatives and hedging activities, whether economic hedges or ASC 815-qualifying hedge relationships, plus net unrealized gains and losses on trading securities.

Imputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities = the level-yield amortization (or accretion) of purchase price premiums (or discounts) on investment securities classified as Trading Securities for which premium amortization (or discount accretion) is not recorded under GAAP but is instead imbedded within changes in fair value of the investment securities.

AHP Expense = the Bank’s statutorily required set aside of net income before AHP Expense, plus any additional voluntary contribution, to the Affordable Housing Program as recognized for the full Plan calendar year(s).

Voluntary Subsidy Program Expense = subsidy amounts expensed through the Bank’s Jobs for New England (JNE) and Helping to House New England (HHNE) programs.

PLMBS Litigation Income = Net income resulting from settlements or judgments stemming from the Bank’s lawsuits against certain defendants alleging fraud and misrepresentation surrounding private-label mortgage-backed securities (PLMBS) sold to the Bank.

Interest Expense on Mandatorily Redeemable Capital Stock = Dividends declared payable to Class B Stock that has been classified as Mandatorily Redeemable Capital Stock and are thus recorded in interest expense under GAAP.

Excise Tax Refund Budget Offset = the net amount cumulatively budgeted between 2019 and 2021 for excise taxes on excess executive compensation in the event that a refund for amounts previously paid is received from the Internal Revenue Service during the Plan year.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Pre-Assessment Core Return on Capital Stock, while negative adjustments are to be retained in Pre-Assessment Core Return on Capital Stock.

Rationale for the Adjustments noted above:

•The exclusion of prepayment fee income and associated debt retirement and hedge unwind gain/loss from the Pre-Assessment Core Return on Capital Stock metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense.
•The exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized.
•PLMBS Litigation Income is excluded as it represents recovery of Credit Losses on PLMBS, which were excluded in previous years.
•The imputed amortization (accretion) of premiums (discounts) on Trading Securities is added to recognize the level-yield expense (or income) associated with purchase price premiums (or discounts) that is otherwise imbedded within the net fair value adjustment for these securities.

The Bank may make additional adjustments, subject to approval by the board of directors and non-objection by the FHFA, for extraordinary items such as unbudgeted voluntary pension plan contributions, which are expected to be made only if the Bank earns sufficient PLMBS litigation income to cover the unbudgeted portion of such contributions.

Insurance Member Average Advances:

This goal is defined as the average daily balance of all advances in 2022 to insurance members. Eligible advances include advances outstanding at any point in 2022 to any insurance company that is a current or former member.

Member Product Utilization:

This goal measures utilization of the Bank’s products by members.  For each product category below, the Bank will determine the number of members utilizing a Bank product in that category in 2022.  The goal will be based on the sum across the four categories of the number of members utilizing each product category.  A given member may be counted, up to four times depending on the number of product categories in which they use the Bank’s products as defined below.

1.Advances—Any advance of any type or term excluding the following: Daily Cash Manager (DCM) advances less than $100,000; Ideal Way advances; Jobs for New England (JNE) advances (captured in #2 below); and Affordable Housing Program (AHP) advances. Advances must be opened in 2022 to be eligible.
2.Housing and Community Investment products—JNE advances, JNE grants, Housing Our Workforce (HOW) grants, Equity Builder Program (EBP) grants, or the submission of an AHP application in 2022.  JNE grants, HOW grants, EBP grants, and JNE advances, must be disbursed in 2022.
3.Letters of Credit—any Letter of Credit product issued with an effective date in 2022.
4.Mortgage Partnership Finance (MPF)—Any loans sold by a Participating Financial Institution into any of the MPF products in 2022.

The Bank’s performance on this goal shall be calculated as follows:
–Utilization of multiple products within a product category will count as a single instance of member utilization.
–The calculation shall be based on activity during 2022 by members with an active membership at any point during 2022.

Operational Efficiency:

Core Operating Expenses and Core Operating Expense Budget are defined as normal expenses associated with enabling the Bank to conduct business operations, but excluding significant discretionary expenses approved by the board of directors in an amount not to exceed judgment or settlement income associated with the Bank’s ongoing PLMBS litigation, provided that they are incurred in the plan year(s). Items excluded from Core Operating Expenses will also be excluded from the Core Operating Expense Budget for purposes of calculating goal results. The board of directors establishes an operating expense budget for each calendar year and may amend the budget as needed at their sole discretion.

Increasing Senior Leader Engagement with the Bank’s DE&I Program
Each senior leader must have an approved and documented experience or business result in either the internal or external dimension of our Bank’s DE&I Strategic Plan by 10/31/22. Externally, the senior leader must be visible as a DE&I advocate or champion that increases the visibility of the Bank as an employer of choice for diverse talent or business partners/vendors. Members and other key external stakeholders can also be positively impacted in this dimension. Internally, the senior leader must actively engage as a DE&I advocate, champion or sponsor of a Bank BRG or a strategic initiative aligned with the capital markets, HCI, workforce or supplier diversity objectives.

Bank-wide ERM Initiatives:

GOAL 1: 40% weight: Complete a forward DOE, +/- 200 MVE sensitivity, and Earnings at Risk analysis and present to ALCO members by:
8/31/22 for Excess
9/30/22 for Target
10/31/22 for Threshold
GOAL 2: 30% weight: Develop Part 1 of a two-part plan to integrate climate risk into the Bank’s existing risk management framework, which will include the following:
Part 1:
•Identify and document the Bank’s material exposures to climate risks (Physical and Transition risks) as well as internal and external stakeholders
•Document how the Bank monitors and manages these risks
•Report findings to the CRO
Part 1 – Complete by:
6/30/22 for Excess
7/31/22 for Target
8/31/22 for Threshold
GOAL 3: 30% weight: Develop Part 2 of a two-part plan to integrate climate risk into the Bank’s existing risk management framework, which will include the following:
Part 2:

•Identify any gaps and make recommendations to address the gaps as appropriate
•Conduct research to identify any publicly available data options that the Bank could use to begin to quantify risk exposures
•Report findings to the Risk Committee of the Board of Directors
Part 2 – Complete by:
9/30/22 for Excess
10/31/22 for Target
12/31/22 for Threshold

Clearance of 2021 Report of Exam Findings:

The 2021 Safety and Soundness Examination by the Federal Housing Finance Agency noted [^^^] Matters Requiring Attention (MRA) and [^^^] recommendations. The target goal established for the clearance of these MRAs requires management to receive clearance of the MRAs, defined as non-reoccurrence of the MRA during the 2022 examination due to either addressing or by having in place an acceptable action plan to address the MRA and clearance of all recommendations. The threshold goal is the successful clearance of [^^^] MRAs and clearance of [^^^] of the recommendations. The excess level of achievement for this goal is to achieve the target level of achievement plus an upgrade in at least [^^^] CAMELSO component in the 2022 report of examination by the Federal Housing Finance Agency.